For period ended (a) December 31, 2000
File number (c) 811-2896





                     SUB-ITEM 77J

    Reclassification of Capital Accounts: The Fund accounts for and reports distributions to shareholders in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position 93-2: Determination, Disclosure, and Financial Statement Presentation of Income, Capital Gain, and Return of Capital Distributions by Investment Companies. Net investment income, net realized gains and net assets were not affected by this change.
                            Paid - in CapAccumulated Net Investment
Portfolio              Ref. in excess of Net Gain/Los  Income
Large Capitalization    (c)  $    (1,558, $     127,2 $ 1,430,780
Small Capitalization (c),(d)    (625,892)   (343,512)   969,404
Small Capitalization (d),(f)                  (4,761)     4,761
International Equity (a),(d)     330,463  (3,385,021) 3,054,558
International Bond   (a),(d)  (1,244,743)  1,358,817   (114,074)
Total Return Bond       (a)                 (303,503)   303,503
Intermediate-Term Bon   (a)                 (498,861)   498,861

(a) Reclass of net foreign currency gains/losses.
(b) Reclass of dividends in excess of net investment income
(c) Reclass of net operating losses.
(d) Reclass of distributions/redemption distributions.
(e) Reclass of passive foreign investment companies gains.
(f) Reclass of other permanent book/tax differences